UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT – June 23, 2008

AXION POWER INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane
New Castle, PA 16105
(Address of principal executive offices)

(724) 654-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2008, as part of a restructuring of all key employee contracts designed to provide for the long term stability of the Company, the Company re-appointed Thomas Granville as its Chief Executive Officer pursuant to a written Executive Employment Agreement (the “Employment Agreement”). The following summarizes the material terms of the Employment Agreement:

•	The term of the Employment Agreement begins effective as of June 1, 2008 and continues until May 31, 2010 with a one (1) year potential extension clause at the option of the Company;

•
Mr. Granville will receive a monthly salary of $27,000 for the period beginning June 1, 2008 and ending May 31, 2010. The Company will review Mr. Granville’s salary on an annual basis, and such salary shall be subject to renegotiation on the basis of the performance of Mr. Granville and the Company;

•
Mr. Granville will receive a signing bonus of $250,000, to be paid 50% within ten (10) days of the execution of the Employment Agreement and 50% upon receipt of the final $10,000,000 investment from the Quercus Trust. The signing bonus is partially in consideration for Mr. Granville’s termination of his business interest in Gallagher Elevator Co., which is anticipated to occur within 90 days of the signing of this agreement and not later than September 20, 2008;

•	Mr. Granville will not receive any additional restricted stock grants under the Employment Agreement;

•
Mr. Granville was granted an option to purchase 90,000 shares of our common stock with an exercise price of $2.50 per share, vesting at a rate of 3,750 shares per month over the 24-month term of the Employment Agreement; and

•
In connection with the Employment Agreement, Mr. Granville signed an agreement regarding confidential information and non-competition (the “Non-Competition Agreement”) whereby Mr. Granville and the Company agree, for a period of two years after the termination of Mr. Granville’s employment with the Company, that:

o
Mr. Granville will not render services to Conflicting Organizations (as defined therein) or with respect to Conflicting Products (as defined therein) without written assurances to the Company that such services will not be rendered in connection with any Conflicting Product;

o
If, within one month after the termination of Mr. Granville’s employment with the Company, he is unable to find employment due solely to the Non-Competition Agreement, the provisions of the Non-Competition Agreement will continue in effect so long as the Company continues to pay Mr. Granville an amount equal to his base pay at the time of his termination (the “Termination Payments”). The Termination Payments will continue for a period of 23 months or until the Company gives Mr. Granville written permission to accept conflicting employment or a written waiver of the provisions of the Non-Competition Agreement; and

o
If, after the termination of Mr. Granville’s employment with the Company, he accepts other employment but due solely to the Non-Competition Agreement his gross monthly income in such other employment is less than his base pay at termination, the Company will pay Mr. Granville the difference between his base pay at termination and his gross monthly income in such other employment.

The foregoing description of the Employment Agreement does not purport to be a complete statement of the Company’s or Mr. Granville’s rights under the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement.

Mr. Granville, 63, was appointed to our board in February 2004 and reelected at our 2005 Annual Meeting for a term that will expire on the date of our 2008 annual meeting. Mr. Granville served as the chairman of our Board of Directors from February 2004 through April 2005 when he agreed to accept full-time employment as our chief executive officer. Mr. Granville has served as the president of Gallagher Elevator Company, a New York company that specializes in the installation and maintenance of elevators, escalators, moving walkways and other building transportation products. Mr. Granville also served 15 years as treasurer, 10 years as the president of the National Elevator Industry Inc., a trade association that represents elevator manufacturers and contractors where his duties included labor negotiations for national contracts and oversight duties to a $2.3 billion national pension fund. Mr. Granville has also been a partner, or the general partner of a number of real estate partnerships that owned multi-family housing, commercial real estate and a cable television company. Mr. Granville is a 1967 graduate of Canisus College (BA-Business Administration).

Item 9.01.  Financial Statements and Exhibits.

Exhibits

10.1	Executive Employment Agreement of Thomas Granville dated June 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 27, 2008

Axion Power International, Inc.

By:	/s/ Thomas Granville
Thomas Granville
Chief Executive Officer